                                                                  Exhibit 10.14

                               GUARANTY AGREEMENT

                                     between

                            NATIONAL HEALTHCORP L.P.,
                                  the Guarantor

                                       and

                                SOCIETE GENERALE,
                                    the Bank

                                      Dated

                                      as of

                                   May 1, 1993

                                   ARTICLE I

                                  Definitions

Section 1.1        Definitions ...........................................  2
Section 1.2        Financial Terms........................................  8
Section 1.3        Terms Not Defined Herein...............................  9

                                   ARTICLE II

                                    Guaranty

Section 2.1        Guaranty ..............................................  9
Section 2.3        Obligations Absolute and Unconditional................. 10
Section 2.4        No Set-off ............................................ 12
Section 2.5        Right to Proceed against Guarantor First............... 12
Section 2.6        Waiver of Notice ...................................... 12
Section 2.7        Attorneys Fees and Expenses............................ 13
Section 2.8        Assignment of Guaranteed Obligations by Bank........... 13


                                  ARTICLE III

                         Representations and Warranties

Section 3.1............................................................... 13
(a) Organization: Power: Qualification.................................... 13
(b) Authorization......................................................... 14
(c) Subsidiaries.......................................................... 14
(d) Compliance with Laws, etc. of Guaranty Agreement and
    Contemplated Transactions............................................. 14
(e) Necessary Authorizations.............................................. 14
(f) Title to Properties................................................... 15



Section 4.9        Audited Annual Financial Statements and Information;
                   Certificate of No Default.............................. 22
Section 4.10       Quarterly Financial Statements and Information......... 22
Section 4.11       Quarterly Performance Certificates..................... 23
Section 4.12       Copies of Other Reports................................ 23
Section 4.13       Notice of Litigation and Other Matters................. 24
Section 4.14       Financial Covenants.................................... 24
Section 4.15       Amendment of Bond Documents............................ 25
Section 4.16       No Merger, Consolidation or Sale of Assets............. 25
Section 4.17       Insurance.............................................. 26
Section 4.18       [Reserved]............................................. 26
Section 4.19       No More Favorable Terms for Other Lenders.............. 26
Section 4.20       Liens on and Dispositions of Certain Property
                   Interests.............................................. 27
Section 4.21       Indemnification........................................ 27


                                   ARTICLE V

                                 Subordination


Section 5.1        Subordination.......................................... 28

                                   ARTICLE VI

                          EVENTS OF DEFAULTS; REMEDIES

Section 6.1 Events of Default............................................. 28
Section 6.2 Remedies...................................................... 30


                                  ARTICLE VII

                                 Miscellaneous


Section 7.1        When Obligations Arise................................. 31
Section 7.2        Nature of Guarantor' Obligations....................... 31

                                     -iii-



Section 7.3        Notices................................................ 31
Section 7.4        Bank's Right of Set-Off................................ 32
Section 7.5        Jurisdiction: Service of Process....................... 32
Section 7.6        Amendments............................................. 33
Section 7.7        Sole Judgment of the Bank.............................. 34
Section 7.8        Severability........................................... 34
Section 7.9        Headings............................................... 34
Section 7.10       Governing Law.......................................... 34
Section 7.11       Exhibits............................................... 34
Section 7.12       Entire Agreement; Multiple Counterparts................ 34
Section 7.13       Time of the Essence.................................... 34

                               GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT ("Guaranty Agreement"), made and entered into as of the 1st day of May, 1993, by and between NATIONAL HEALTHCORP L.P., a Delaware limited partnership (the "Guarantor"), and SOCIETE GENERALE, acting through its New York Branch (the "Bank");

                              W I T N E S S E T H:

         WHEREAS, the Issuer has issued the Bonds pursuant to the Indenture; and

         WHEREAS, the proceeds of the Bonds have been loaned by the Issuer to Richland Place, Inc., a Tennessee non-profit corporation (together with its successors and permitted assigns, the "Borrower"), pursuant to the Loan Agreement (as hereinafter defined), for the purpose of refinancing the Prior Debt; and

         WHEREAS, subject to the terms and conditions of that certain Reimbursement Agreement of even date herewith (as the same may be amended from time to time, the "Reimbursement Agreement") between the Borrower and the Bank, and acknowledged by the Guarantor, the Bank has agreed to issue for the account of the Borrower a Letter of Credit to assure the timely payment of the principal of and interest on the Bonds, and the purchase price of Bonds tendered for purchase pursuant to the Indenture; and

         WHEREAS, it is a condition to the issuance of the Letter of Credit that the Guarantor unconditionally guarantee to the Bank the payment of all amounts owing by the Borrower from time to time under the Reimbursement Agreement and certain other amounts and obligations; and

         WHEREAS, the Guarantor has heretofore entered into one or more agreements with the Borrower whereby the Guarantor has provided construction financing and working capital to the Borrower with respect to the Project; and

         WHEREAS, the Guarantor is desirous that the Bank issue the Letter of Credit and is willing to enter into this Guaranty Agreement in order to induce the Bank to issue the Letter of Credit so as to enhance the marketability of the Bonds and thereby achieve interest cost and other savings;

         NOW, THEREFORE, in consideration of the premises and in order to enhance the marketability of the Bonds and thereby achieve interest cost and other savings, the Guarantor hereby, subject to the terms hereof, covenants and agrees with the Bank follows:

                                    ARTICLE I

                                   Definitions

         Section 1.1 Definitions. For purposes of this Guaranty Agreement, the following terms shall have the following meanings:

         "Accumulated Funding Deficiency" has the meaning assigned to that term in Section 302 of ERISA

         "Adjusted Tangible Net Worth" means, with respect to the Guarantor, Equity plus Fifteen Million Seven Hundred Forty-five Thousand Dollars ($15,745,000) in deferred income resulting from the profit on the sale of nursing home properties to National as equity (which amount shall decrease over time in accordance with the Guarantor's books and records that comply with
GAAP), plus Subordinated Debt, minus goodwill and unamortized loan costs in excess of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000).

         "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Guarantor.

         "Applicable Law" means in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees to all courts and arbitrators in proceedings or actions to which the Person in question is a party.

         "Authorized Signatory" means such personnel of the Guarantor or its managing general partner as may be designated in writing by the Guarantor to the Bank as having authority to sign documents, certificates and other instruments to be signed on behalf of the Guarantor.

         "Current Assets" means, with respect to any Person, the aggregate amount of all assets which would, in accordance with GAAP, properly be classified as current assets; provided, however, such method of determination shall be modified where in conflict with the following: Current Assets will include only those assets which may, in the ordinary course of business, be reasonably converted into cash within a period of one (1) year from the date as of which such computation is being made, and Current Assets will exclude (i) uncollateralized loans and advances to or receivables due from employees, partners or officers of such Person, (ii) all deferred assets, other than prepaid items such as insurance, taxes, interest, commissions, rents, royalties and similar items, and (iii) any properties or assets located outside the continental United States.

         "Current Ratio" means the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

         "Debt Service Coverage Ratio" means, with respect to the Guarantor for any period, the ratio of (i) the annualized sum of Net Income and operating lease obligations, depreciation, amortization and interest expense for such period, minus distributions paid to holders of units of the Guarantor during such period, or projected by the Guarantor in written financial projections furnished to the Bank to be paid with respect to such period, whichever is greater, to (ii) the sum of current maturities of Funded Debt and interest expense, operating lease obligations and payments required to fund any obligations guaranteed by the Guarantor, including, without limitation, the Guaranteed Obligations, all as determined in accordance with GAAP."

         "Equity" means the total partners' equity of the Guarantor (including the par value of the issued and outstanding capital stock, capital surplus and retained earnings of all of the Guarantor's Subsidiaries).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" means any of the events specified in Section 6.1 hereof; provided that any requirement for notice or lapse of time has been satisfied.


         "Facility" means any nursing home or healthcare facility or part thereof (including without limitation, related medical office buildings, parking lots or other related real property) owned, operated or managed by the Guarantor or any of its Subsidiaries; together with any other nursing home or health care facility or part thereof which is hereafter acquired by the Guarantor or any of its Subsidiaries, in each case, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures, equipment, inventory and other tangible personal property located in or used in connection with such facility and all accounts receivable and other intangible personal property related to the operations of such facility, all whether now or hereafter existing.

         "Facility Guaranty Agreements" means the Agreements to Guarantee between the Borrower and the Guarantor, pursuant to which the Guarantor has agreed to guarantee certain obligations of the Borrower with respect to the financing of the Project, together with any amendments or supplements thereto, any replacements thereof and any new, similar agreements which the Borrower and the Guarantor may hereafter enter into with respect to Facilities other than the Project, as the latter agreements may be amended or supplemented from time to time.

         "Fixed Charge Coverage Ratio" means, with respect to the Guarantor for any period, (a) the annualized sum of Net Income, plus depreciation, amortization, interest expense, and capitalized lease obligations and operating lease obligations (excluding any components included in interest expense and amortization), minus distributions paid to holders of units of the Guarantor during such period, or projected by the Guarantor in written financial projections furnished to the Bank to be paid with respect to such period, whichever is greater, divided by (b) the sum of interest expense, current maturities of Funded Debt, and capitalized lease obligations and operating lease obligations (excluding any components included in interest expense and current maturities of Funded Debt), and any payments required to fund any obligations guaranteed by the Guarantor, including, without limitation, the Guaranteed Obligations, all as determined in accordance with GAAP.

         "Funded Debt" means, with respect to any Person, all obligations and indebtedness issued, incurred, assumed or guaranteed by such Person or for the payment of which such Person is otherwise liable, directly or indirectly, whether or not such obligations and indebtedness now exist or shall hereafter be created, which mature or become due more than one (1) year after the date on which a calculation of Funded Debt is being made (excluding Subordinated Debt), plus notes payable, current maturities of Funded Debt, capitalized lease obligations, operating lease obligations and all Guarantees.

         "GAAP" means, as in effect from time to time, generally accepted accounting principles consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

         "Guaranty" or "guarantee," as applied to an obligation, means and includes (a) any guaranty or other agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, the payment or reimbursement of amounts drawn down by beneficiaries of letters of credit.

         "Indebtedness" means, with respect to any Person, (i) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person,
(ii) to the extent not otherwise included, all obligations secured by any Lien to which any property or assets owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) to the extent not otherwise included, all Capitalized Lease Obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and lease arrangement.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Guaranty Agreement, the Guarantor shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset."

         "Loan and Security Agreement" means that certain Loan and Security Agreement dated as of December 16, 1988, by and among National Health Corporation Leveraged Employee Stock Ownership Trust, the Banks named therein,Third National Bank in Nashville as agent for said banks, the Guarantor and National, as amended from time to time.

         "Management Agreement" means the management agreement between the Guarantor and the Borrower pursuant to which the Guarantor manages the Project, as said management agreement may be amended or supplemented from time to time.

         Master Lease" means that certain Master Agreement to Lease dated as of October 17, 1991, between NHI, as landlord, and the Guarantor, as tenant, as the same may be amended from time to time.

         "Materially Adverse Effect" means any act, omission or undertaking which would, singly or in the aggregate, have a materially adverse effect upon the business, assets, liabilities, financial condition, results of operations or business prospects of the Guarantor or any of the Guarantor's Subsidiaries or upon the ability of the Guarantor to perform any material obligations under this Guaranty Agreement.

         "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

         "National" means National Health Corporation, a Tennessee corporation, and its successors and assigns.

         "NHI" means National Health Investors, Inc., a Maryland corporation intending to qualify as a real estate investment trust under the applicable provisions of the Internal Revenue Code, and its successors and permitted assigns.

         "Necessary Authorizations" means with respect to any Person, all authorizations, consents, approvals, permits, licenses and exemptions of, filings and registrations with, and reports to, all governmental and other regulatory authorities, whether federal, state or local, and all agencies thereof, required for the operation of the business of such Person and the consummation of the transactions contemplated herein.

         "Net Income" means, as applied to any Person for any fiscal period, the aggregate amount of net income (or net loss) of such Person, after taxes, for such period as determined in accordance with GAAP.

         "Partner Agreement" means the limited partnership agreement pursuant to which the Guarantor is organized and existing, as the same may be amended and supplemented from time to time.

         "Permitted liens" means, as applied to any Person,

         (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but in all cases only if payment shall not at the time be required to be made;

         (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation unemployment insurance or similar legislation;

         (c) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on use of real property, which in the sole judgment of the Bank, do not materially detract from the value of such property or impair the use thereof in the business of the Guarantor;

         (d) Liens of record as of the date of delivery of this Guaranty Agreement acceptable to the Bank;

         (e) Liens in favor of the Bank; and

         (f) Purchase money security interests which arise by operation of law for a period of twenty-one (21) days after the inception thereof.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan" means an employee benefit plan or other plan maintained for employees of any Person.

         "Prohibited Transaction" means a transaction which is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

         "Reportable Event" shall have the meaning set forth in Title IV of ERISA.

         "Single Employer Plan" means any Plan which is not a Multiemployer
Plan.

         "Subordinated Debt" means the Indebtedness of the Guarantor which is subordinated in right of payment to the obligations of the Guarantor under this Guaranty Agreement pursuant to subordination provisions satisfactory to the Bank. The subordination provisions in the Guarantor's convertible subordinate debt which is outstanding as of the date hereof, are satisfactory to the Bank.

         "Subsidiary" shall mean, as applied to any Person, (a) any corporation of which more than 50% of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors (or other governing body), regardless of the existence at the time of a right of the holders of any class or classes (however designated) of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which more than 50% of the outstanding partnership interests is, at the time, owned by such Person or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

         "Tangible Net Worth" means, with respect to the Guarantor, Equity plus Subordinated Debt, plus deferred income minus the general intangibles of the Guarantor, including, without limitation, goodwill and unamortized loan costs in excess of One Million Four Hundred Thousand Dollars ($1,400,000)."

         "Termination Event" means (i) a Reportable Event, (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of the Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminated a Single Employer Plan, (iii) the institution of proceedings to terminate a Single Employer Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

         "Working Capital shall mean, with respect to any Person, the excess of Current Assets over Current Liabilities.

         Section 1.2 Financial Terms. Except as hereinabove provided, all financial terms used in this Guaranty Agreement shall be interpreted in accordance with GAAP.

         Section 1.3 Terms Not Defined Herein. Capitalized terms not defined herein shall, unless otherwise indicated herein, have the meanings ascribed to such terms in the Reimbursement Agreement.



                                   ARTICLE II

                                    Guaranty

         Section 2.1 Guaranty. (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantee to the Bank the full and prompt payment of all amounts now or hereafter owing to the Bank by the Borrower under the provisions of the Reimbursement Agreement, under the Mortgage (including, without limitation, indemnification amounts pursuant thereto, under the Pledge Agreement, under the Security Agreement and under any of the other Financing Documents when and as the same shall become due, whether at the stated maturity thereof, by acceleration or call for prepayment or otherwise, and agree to pay all reasonable expenses and charges (including court costs and attorney's fees and expenses) paid or incurred by the Bank in realizing upon any of the payments hereby guaranteed or in enforcing this Guaranty Agreement.

         [(b) The Guarantor hereby absolutely, unconditionally and irrevocably guarantee to the Bank the full and faithful performance all of the Borrower's obligations under the Loan Agreement to be kept and performed with respect to the completion of the construction, renovation, installation and equipping of the Projects, in accordance with the plans and specifications referred to in the Loan Agreement, free from any liens or claims of any or all persons performing services or labor on the Projects, or any of them, or furnishing materials thereto. If for any reason or under any contingency, the Borrower shall abandon the construction, renovation, installation of equipping of the Projects, or any of them, in accordance with the terms of the applicable Loan Agreement, or shall fail to pay the costs thereof, then, in any such event, the Bank shall have the option to require the Guarantor to assume all responsibility therefor, and the Guarantor hereby agrees to assume all responsibility therefor and, at its own costs and expense, cause the Project to be fully completed in accordance with the above-mentioned plans and specifications and the Loan Agreement, and shall pay and discharge all liens and claims of all persons performing services or labor in connection therewith or furnishing materials hereto which the Borrower shall have failed to pay, whether or not such services, labor or materials shall have been provided for in said plans and specifications.

         (c) The obligations guaranteed by the Guarantor under this Section 2.1 are sometimes hereinafter collectively referred to as the "Guaranteed Obligations."

         Section 2.2 Payments. All payments by the Guarantor shall be paid in lawful money of the United States of America, by wire transfer in immediately available funds to Citibank, N.A., ABA No. 021000089 for the account of Societe Generale, New York Branch, Account No. 36008936, Reference: Richland Place, Inc. or at such other account as the Bank may designate to the Guarantor in writing. Each and every default in payment of sums due and payable under the provisions of this Guaranty Agreement shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

         Section 2.3 Obligations Absolute and Unconditional. The obligations of the Guarantor under this Guaranty Agreement shall be absolute and unconditional and shall remain in full force and effect until there shall be no Letter of Credit outstanding and all amounts owing to the Bank under the provisions of the Reimbursement Agreement and the other Financing Documents and the obligation of the Guarantor under Section 2.1 hereof shall have been paid in full, irrespective of the validity, regularity or enforceability of the Bond Documents, the Letter of Credit or the Reimbursement Agreement or any other Financing Document, and until such payment, shall not be affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Guarantor, or either of them:

         (a) the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Borrower under the Reimbursement Agreement, the Pledge Agreement, any Mortgage, the Loan Agreement or any other Financing Documents;

         (b) the failure to give notice to the Guarantor, or either of them, of the occurrence of a default or an event of default under the terms and provisions of this Guaranty Agreement, the Reimbursement Agreement, the Pledge Agreement, the Indenture, any Mortgage, the Loan Agreement or any other Financing Documents;

         (c) the waiver of the payment, performance or observance by the Issuer, the Trustee, the Borrower or the Guarantor of any of the obligations, covenants, or agreements of any of them contained in the Reimbursement Agreement, the Pledge

Agreement, the Indenture, any Loan Agreement, Mortgage or any of the other Financing Documents, or this Guaranty Agreement;

         (d) the extension of the time for payment of any principal of or interest on the Bonds or of the time for performance of any other obligations, covenants or agreements under or arising out of the Reimbursement Agreement, the Indenture, the Loan Agreement, the Pledge Agreement, the Mortgage or any of the other Financing Documents, or under or arising out of this Guaranty Agreement, or the extension or the renewal of any thereof;

         (e) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Reimbursement Agreement, the Pledge Agreement, the Indenture, the Loan Agreement, the Mortgage or any other Financing Document;

         (f) the taking or the omission of any of the actions referred to in the Reimbursement Agreement, the Pledge Agreement, the Indenture, any Loan Agreement, any Mortgage or any other Financing Document or this Guaranty Agreement;

         (g) any failure, omission, delay or lack on the part of the Issuer, the Trustee or the Bank to enforce, assert or exercise any right, power or remedy conferred on the Issuer, the Trustee or the Bank in this Guaranty Agreement, the Reimbursement Agreement, the Pledge Agreement, the Indenture, the Loan Agreement, any Mortgage or any other Financing Document, or any other act or acts on the part of the Issuer, the Trustee, the Bank or any holder at any time or from time to time of the Bonds;

         (h) the voluntary or involuntary liquidation, dissolution, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Guarantor, the Borrower or the Issuer or any of the Assets of them, or any allegation or contest of the validity of this Guaranty Agreement in any such proceeding or the sale or other disposition of all or substantially all the assets of the Issuer, the Borrower or the Guarantor; and this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if, at any time, payment, or any part thereof, pursuant to Section 2.1. hereof, is rescinded or must otherwise be restored or returned by the Bank upon any of the events listed in this subsection (h) or otherwise, as though such payment has not been made;

         (i) to the extent permitted by applicable law, the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty Agreement by operation of law,

         (j) the default or failure of the Guarantor fully to perform any of the obligations thereof set forth in this Guaranty Agreement;

         (k) the failure of the Bank to comply with the terms of this Guaranty Agreement, the Reimbursement Agreement, the Pledge Agreement, the Mortgage or any other Financing Documents;

         (1) the invalidity or unenforceability of the Reimbursement Agreement, the Pledge Agreement, the Indenture, the Loan Agreement, the Mortgage or any other Financing Documents;

         (m) the sale, assignment or mortgaging or the purported sale, assignment or mortgaging of all or any part of the Project; or

         (n) any other cause, whether similar or dissimilar to the foregoing.

         Section 2.4 No Set-off. No set-off, counterclaim, reduction, or diminution of any obligation, or, to the extent permitted by applicable law, any defense of any kind or nature which the Guarantor or the Borrower, or either of the foregoing, has or may have against the Issuer, the Trustee or the Bank shall be available hereunder to the Guarantor;

         Section 2.5 Right to Proceed against Guarantor First. In the event of a default in payment of any amount owing to the Bank from time to time under the provisions of the Reimbursement Agreement, the Pledge Agreement, the Mortgage or any other Financing Document, whether at the stated maturity thereof, by acceleration or call for prepayment or otherwise, and in each instance the expiration of any applicable cure period provided for in the Reimbursement Agreement, the Pledge Agreement, Mortgage or any other Financing Document, the Bank may proceed hereunder, and the Bank, in its sole discretion, shall have the right to proceed first and directly against the Guarantor under this Guaranty Agreement without proceeding against the Borrower or exhausting any other remedies which it may have and without resorting to any other security held by the Bank.

         Section 2.6 Waiver of Notice. The Guarantor hereby expressly waives:
(a) notice of acceptance of this Guaranty Agreement, (b) notice of the existence or creation of all or any of the Guaranteed Obligations, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, (d) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, except as provided by law, and (e) all rights of subrogation, all rights to enforce any remedy the Bank may have against the Borrower and all rights to participate in any security held by the Bank for the Guaranteed Obligations until the Guaranteed Obligations have been paid or performed in full.

         Section 2.7 Attorneys Fees and Expenses. The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorney's fees, which may be incurred by the Bank in amending this Guaranty, in enforcing or attempting to enforce this Guaranty Agreement following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise, or in consenting to any action not otherwise permitted hereunder.

         Section 2.8 Assignment of Guaranteed Obligations by Bank. The Bank may, without notice of any kind, sell, assign or transfer all or any of the Guaranteed Obligations, and in such event each and every immediate and successive assignee, transferee, or holder of all or any of the Guaranteed Obligations, shall have the right to enforce this Guaranty Agreement, by suit or otherwise, for the benefit of such assignee, transferee or holder as fully as if such assignee, transferee or holder were herein by name specifically given such rights, powers and benefits, but the Bank shall have an unimpaired right, prior and superior to that of any such assignee, transferee or holder, to enforce this Guaranty Agreement for the Bank's benefit, as to so much of the Guaranteed Obligations as the Bank has not sold, assigned or transferred.

                                   ARTICLE III

                         Representations and Warranties

         Section 3.1 The Guarantor represents and warrants that:


         (a) Organization; Power; Qualification. The Guarantor is a limited partnership duly organized, validly existing under the laws of the state of its organization, each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and the Guarantor and each of its Subsidiaries has the power and authority, corporate, partnership and otherwise, to own or lease and operate their respective properties and to carry on their respective businesses as now being and hereafter proposed to be conducted and are duly qualified and in good standing as a foreign partnership or corporation, as the case may be, and authorized to do business, in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, and in which failure to so qualify would have a Materially Adverse Effect.

         (b) Authorization. The Guarantor has the power and has taken all necessary action to authorize it to execute, deliver and perform this Guaranty Agreement in accordance with its terms and to consummate the transactions contemplated hereby. This Guaranty Agreement has been duly executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and
(ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Guarantor).

         (c) Subsidiaries. Except as listed on Exhibit "A" attached hereto, the Guarantor has no Subsidiaries. With respect to each Subsidiary of the Guarantor, Exhibit "A" also sets forth (i) the state of its incorporation; (ii) all jurisdictions in which such Subsidiary is qualified to do business as a foreign corporation; (iii) the address of the principal place of business and chief executive office of such Subsidiary; and (iv) the name and registered office of the registered agent appointed by such Subsidiary.

         (d) Compliance with Laws, etc. of Guaranty Agreement and Contemplated Transactions. The execution, delivery and performance of this Guaranty Agreement in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the Agreement of the Guarantor or under any material indenture, agreement, or other instrument to which the Guarantor is a party or by which it or any of its properties may be bound, or, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Guarantor except Permitted Liens.

         (e) Necessary Authorizations. The Guarantor and each of its Subsidiaries has secured all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of said Necessary Authorizations are the subject of any pending or, to the best of the Guarantor's knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. The Guarantor is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery and performance of this Guaranty Agreement.

         (f) Title to Properties. The Guarantor and each of its Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, all of their respective material properties and assets, and none of such properties or assets is subject to any Liens which materially detract from the value of such properties or assets or materially detract from the value of such properties or assets or materially interferes with the business or operations of the Guarantor or any of its Subsidiaries as presently conducted or proposed to be conducted. All improvements on the real estate owned by, leased to or used by the Guarantor and its Subsidiaries conform in all material respects to all applicable state and local laws, zoning and building ordinances and health and safety ordinances, and such real estate is zoned for the various purposes for which such real estate and improvements thereon are presently being used.

         (g) Collective Bargaining. There are no material grievances, disputes or controversies with any union or any other organization of the employees of the Guarantor or any of its Subsidiaries or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

         (h) Taxes. All federal, state and other tax returns of the Guarantor and each of its Subsidiaries required by law to be filed have been duly filed, and all federal, stated and other taxes, assessments and other governmental charges or levies any of their respective properties, income, profits and assets, which are due and payable, have been paid, except any such the payment of which the Guarantor or any of its Subsidiaries, as applicable, is contesting in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Guarantor or any of its Subsidiaries, as applicable, and as to which neither any Lien other than a Permitted Lien has attached nor any foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Guarantor and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Guarantor, adequate.

         (i) Financial Statements. The Guarantor has furnished, or caused to be furnished, to the Bank financial statements for the Guarantor and its Subsidiaries on a consolidated basis which are complete and correct in all material respects and present fairly in accordance with GAAP financial position of the Guarantor and its Subsidiaries on a consolidated basis as of December 31, 1992, and the results of operations for the periods then ended. Except as disclosed in such financial statements, neither the Guarantor nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Guarantor or any of its Subsidiaries, which have not heretofore been disclosed in writing to the Bank.

         (i) No Adverse Change. Since December 31,1992, there has occurred no event which would have a Materially Adverse Effect.

         (k) Investments and Guaranties. The Guarantor has not made investments in, advances to, or guaranties of, the obligations of any Person, except as reflected in the financial statements referred to in Section 3.1(i) above or as otherwise disclosed to the Bank in writing.

         (l) Liabilities Litigation etc. Except for liabilities incurred in the normal course of business, neither the Guarantor nor any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 3.1(i) above. Except as described in such financial statements or on Exhibit "B" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Subsidiaries or any of their respective properties which involves the possibility of any judgment or liability not fully covered by insurance, and which may have a Materially Adverse Effect. The Guarantor knows of no unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Guarantor or any of its Subsidiaries except as previously disclosed to the Bank in writing.

         (m) ERISA. No Reportable Event has occurred and is continuing with respect to any Plan of the Guarantor or any of its Subsidiaries and neither the Guarantor nor any of its Subsidiaries has any material unfunded liability for vested benefits. Neither the Guarantor nor any of its Subsidiaries has incurred any material Accumulated Funding Deficiency or incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any Plan.

         (n) Patents, Trademarks, Franchises, etc. The Guarantor and each of its Subsidiaries owns, possesses or has the right to use all necessary patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, franchises and licenses, and rights with respect thereof, necessary to conduct its business as now conducted, without known conflict with any patent, trademark, tradename, servicemark, franchise, license or copyright of any other Person, and in each case, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option. All such patents, trademarks, trademark rights, tradenames, tradename rights, servicemarks, copyrights, franchises and licenses are in full force and effect, the holder thereof is in full compliance in all material respects with all of the provisions thereof, and no such asset or agreement is subject to any pending or, to the best of the Guarantor's knowledge, threatened attack or revocation.

         (o) Compliance with Law; Absence of Default. The Guarantor and each of its Subsidiaries is in compliance with all Applicable Laws non-compliance with which would have a Materially Adverse Effect and with all of the provisions of their respective partnership agreements, articles of incorporation and by-laws, as the case may be, and no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes,
(i) an Event of Default or (ii) a default by the Guarantor or any of its Subsidiaries under any other indenture, agreement or other instrument, or any judgment, decree or order to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries or any of their respective properties may be bound, which default could have a Materially Adverse Effect.

         (p) Casualties; Taking of Properties etc. Neither the business nor the properties of the Guarantor or any of its Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

         (q) Accuracy and Completeness of Information. All information, reports and other papers and data relating to the Guarantor or any of its Subsidiaries furnished to the Bank were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the Bank a true and accurate knowledge of the subject matter. No fact is currently known to the Guarantor which has or could reasonably be expected to have a Materially Adverse Effect. No information, exhibit or report furnished or to be furnished by the Guarantor to the Bank in connection with this Guaranty Agreement, including all financial statements of the Guarantor previously delivered to the Bank contain as of the date thereof, or will contain as of the Date of

Issuance of any Letter of Credit, any material misstatement of fact or fail or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

         (r) Business. The Guarantor is engaged in the business of owning and operating licensed nursing homes and other health care facilities.

         (s) Investments, Advances, and Guaranties. The Guarantor has not made investments in advances to, or guaranties of, the obligations of any Person, or committed or agreed to do any of these things, except as reflected in the Financial Statements or as previously disclosed to the Bank in writing.

         (t) Regulation U. The Guarantor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         (u) Personal Holding Company. The Guarantor is not a "personal holding company" as defined in Section 542 of the Code.

         (v) Tax Shelter. The Guarantor is not a "tax shelter" as defined in
Section 6111 of the Code.

         (w) Filings. To the date hereof, the Guarantor has filed all reports and statements required to be filed with the Securities and Exchange
Commission, if any, and any stock exchange which lists securities issued by the Guarantor. As of their respective dates, such reports and statements complied in all material respects with all rules and regulations promulgated by the Securities and Exchange Commission and such stock exchanges and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (x) Solvency. The Guarantor and its "Subsidiaries are now and at all times hereafter shall be solvent and able to pay their respective debts as they mature, and the Guarantor and its Subsidiaries now own and shall at all times hereafter own property whose fair salable value is greater than the amount required to pay their respective debts.

         (y) Capital. The Guarantor and its Subsidiaries now have and shall have at all times hereafter capital sufficient to carry on their respective businesses and transactions and all businesses and transactions in which they are about to engage.

         (z) Healthcare Compliance. The Guarantor and each of its Subsidiaries have all permits, licenses, authorizations and approvals materials to the lawful ownership (or lease) and operation of each Facility, and each such Facility is in substantial compliance with all zoning laws, building codes, environmental protection laws and other laws material to the use, occupancy and ownership thereof, and each such Facility may be expanded and/or rebuilt in the event of a casualty without violation of applicable zoning laws and has access to utilities sufficient to satisfy its needs. Each Facility, except as provided in Exhibit "C" hereto, is eligible upon application to participate in, or is a party to, the Medicare, Medicaid and, to the best of the Guarantor's knowledge after due inquiry, all other public and private reimbursement programs applicable to facilities of the same type as such facility. All certifications and contracts allowing participation in such reimbursement programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof. Each Facility, except as provided in Exhibit "C" hereto, is in such material compliance with the requirements of Medicare, Medicaid and all other public and private reimbursement programs applicable thereto that reimbursement thereunder will not be affected or impaired by any noncompliance therewith.

         (aa) Tax Exempt Status of Bonds. The Guarantor has not taken any action which would cause interest on the Bonds and the Refunded Bonds, or any of them, to be subject to federal income taxation.

         (bb) Management Agreements; Facility Guaranty Agreements. The Guarantor has heretofore furnished the Bank with true, correct and complete copies of the Management Agreement and the Facility Guaranty Agreements and all amendments thereto. Except as so amended, none of the Management Agreements or the Facility Guaranty Agreements has been modified, amended or terminated, and each of the Management Agreement and the Facility Guaranty Agreements is in full force and effect.

         Section 3.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Guaranty Agreement shall be deemed to be made, and shall be true and correct, at and as of the date of delivery of this Guaranty Agreement and at and as of the date of each Drawing, except to the extent previously fulfilled in accordance with the terms hereof and to the extent subsequently inapplicable. All representations and warranties made under this Guaranty Agreement shall survive, and not be waived by, the honoring of any Drawing by the Bank or by any investigation or inquiry by the Bank.

                                  ARTICLE P IV

                                Special Covenants


         Until this Guaranty Agreement is terminated, the Guarantor covenants and agrees as follows:

         Section 4.1 Preservation of Existence and Similar Matters. The Guarantor and each of its Subsidiaries will, subject to the provisions of
Section 4.16 hereof, (i) preserve and maintain their respective existence, rights, franchise, licenses and privileges in their respective states of incorporation organization, as the case may be, including, without limitation, all Necessary Authorizations and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of properties or the nature of businesses requires such qualification or authorization.

         Section 4.2 Compliance with Applicable Law. The Guarantor will comply with the requirements of all Applicable Law.

         Section 4.3 Maintenance of Properties. The Guarantor will maintain and will cause each of its Subsidiaries to maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition all properties used or useful in their respective businesses (whether owned or held under lease), and from time to time to make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

         Section 4.4 Accounting Methods and Financial Records. The Guarantor will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

         Section 4.5 Payment of Taxes and Claims. The Guarantor and each of the Guarantor's Subsidiaries will pay and discharge all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or upon any properties belonging to them prior to the dates on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of its properties; except that, no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and, in the case of the Guarantor, for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced and remain unstayed for a period of thirty (30) days after such commencement. The Guarantor and each of the Guarantor's Subsidiaries shall timely file all information returns required by federal, state or local tax authorities.

         Section 4.6 Visits and Inspections. The Guarantor will permit and will cause each of its Subsidiaries to permit representatives of the Bank to (i) visit and inspect the properties of the Guarantor and each of its Subsidiaries during normal business hours, (ii) inspect and make extracts from copies of its books and records, and (iii) discuss with its principal officers its businesses, assets, liabilities, financial positions, results of operations and business prospects relating to the Guarantor and each of its Subsidiaries.

         Section 4.7 Payment of Indebtedness. The Guarantor and each of its Subsidiaries will, subject to any provisions therein regarding subordination, pay any and all of its Indebtedness when and as the same becomes due, other than amounts duly disputed in good faith the non-payment of which would not have a Materially Adverse Effect.

         Section 4.8 ERISA. The Guarantor will at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to its and its Affiliates' employee benefit plans; promptly after the filing thereof, furnish to the Bank copies of any annual report required to be filed pursuant to ERISA in connection with each such plan of it and its Affiliates; notify the Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any such plan which the Guarantor believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan; and furnish to the Bank promptly upon the Bank's request therefor, such additional information concerning any such employee benefit plan as may be reasonably requested by the Bank.

         Section 4.9 Audited Annual Financial Statements and Information; Certificate of No Default. The Guarantor will furnish to the Bank, within ninety
(90) days after the end of each fiscal year of the Guarantor, the balance sheets of the Guarantor as at the end of such fiscal year and the related statements of income, retained earnings and changes in financial position of the Guarantor for such fiscal year, on a consolidated and a consolidating basis with the Guarantor's Subsidiaries, setting forth in comparative form the figures as at the end of and (except for the first year after the date hereof) for the previous fiscal year and certified without qualifications or with only such qualifications as shall be acceptable to the Bank by independent certified public accountants of recognized standing reasonably satisfactory to the Bank, whose opinion shall be in scope and substance satisfactory to the Bank, and who shall have authorized the Guarantor to deliver such financial statements and opinion thereon to the Bank pursuant to this Guaranty Agreement. In the event that any such financial statements are qualified by the independent certified public accountants preparing such financial statements, such accountants shall submit to the Bank, with such financial statements, their certificate to the effect that in making the examination necessary for their audit they have obtained no knowledge of the occurrence of an Event of Default or any fact or circumstance which, with notice or lapse of time, or both, would constitute an Event of Default, or if they have obtained knowledge of any such Event of Default or any such fact or circumstance, disclosing the nature and period of existence of such Event of Default or of such fact or circumstance.

         Section 4.10 Quarterly Financial Statements and Information. The Guarantor will furnish to the Bank, within forty-five (45) days after the last day of each of the first three quarters in each fiscal year of the Guarantor, the balance sheets of the Guarantor as at the end of such quarter and the related statements of income and retained earnings of the Guarantor for such quarter and for the elapsed portion of the fiscal year ended with the last day of such quarter, all of which shall be on a consolidated basis with the Guarantor's Subsidiaries, setting forth in comparative form the figures as at the end of and (except for the first fiscal year after the date hereof) for the corresponding quarter of the previous fiscal year, and certified by a person authorized to make such certification on behalf of the Guarantor, as the case may be, to be, in his opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP, the statements of financial position of the Guarantor as at the end of each period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments.

         Section 4.11. Quarterly Performance Certificates. The Guarantor shall furnish the Bank, within forty-five (45) days after the last day of each of the first three quarters in each fiscal year of the Guarantor, and within ninety
(90) days after the last day of the fourth quarter of each fiscal year, a certificate of an Authorized Signatory:

         (a) setting forth as at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Guarantor, on a consolidated basis, was in compliance with the requirements of Section 4.14 hereof; and

         (b) stating that, to the best of his knowledge, no Event of Default, and no fact or circumstance which with notice or the passage of time or both would constitute an Event of Default, has occurred as at the end of such quarterly period or year, as the case may be, or, if an Event of Default or any such fact or circumstance has occurred, disclosing each such Event of Default, fact and circumstance and its nature, when it occurred, whether it is continuing and the steps being taken by the Guarantor with respect to such default or Event of Default.

         Section 4.12 Copies of Other Reports. The Guarantor shall furnish the following documents and information to the Bank:

         (a) promptly upon receipt thereof, copies of all reports, if any, submitted to the Guarantor by the Guarantor's independent public accountants regarding the Guarantor or any of its Subsidiaries, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 4.9 hereof.

         (b) within forty-five (45) days after the end of each calendar year, annual projections of operating income and expenses for the Guarantor, and all material amendments and changes thereafter to the same.

         (c) from time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Guarantor or any of its Subsidiaries as the Bank reasonably may request.

         (d) promptly after the preparation of the same, copies of all reports or financial information filed with the Securities and Exchange Commission.

         Section 4.13 Notice of Litigation and Other Matters. The Guarantor will give the Bank prompt notice of the following events after Guarantor has, or in the exercise of reasonable diligence should have, received notice thereof:

         (a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator (1) against, or (2) (to the extent known to the Guarantor) in any other way relating adversely to, the Guarantor, or any of the Guarantor's Subsidiaries or any of their respective assets or businesses which, if adversely determined, would singly or when aggregated with all other such proceedings, investigations and actions, if adversely determined, have a Materially Adverse Effect;

         (b) any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Guarantor, or any of the Guarantor's Subsidiaries other than changes in the ordinary course of business the effects of which have not had a Materially Adverse Effect;

         (c) any event of default or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice, or both, would constitute, an event of default by the Guarantor, or any of the Guarantor's Subsidiaries under any material agreement other than this Guaranty Agreement to which the Guarantor or any of the Guarantor's Subsidiaries is a party or by which their respective properties may be bound, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto; and

         (d) copies of all notices of actual suspension or revocation of participation or qualification with respect to (A) the Medicare or Medicaid programs, (B) any private health insurance program issued by any Governmental Authority having jurisdiction over the licensing or operation of any of the Projects or any other health care related assets or operations of the Guarantor and any of its Subsidiaries, or (C) any private insurance company.

         Section 4.14 Financial Covenants. The Guarantor shall comply with the following financial covenants, with determination of compliance being made quarterly unless more frequently requested by the Bank:

                  (a) Current Ratio. The Guarantor shall at all times maintain a Current Ratio of at least 1.5 to 1.0.

                  (b) Working Capital. The Guarantor shall at all times maintain minimum Working Capital of at least Ten Million and No/100 Dollars $10,000,000).

                  (c) Funded Debt to Adjusted Tangible Net Worth Ratio. The Guarantor shall at all times maintain a ratio of Funded Debt to Adjusted Tangible Net Worth of no more than 3.5:1.0.

                  (d) Tangible Net Worth. The Guarantor shall at all times maintain a Tangible Net Worth of not less than $56,800,000; provided, however, that beginning on June 30, 1993, and on subsequent calendar quarter endings, the minimum Tangible Net Worth requirement set forth herein will increase by One Million Four Hundred Thousand Dollars ($1,400,000) per quarter on a cumulative basis.

                  (e) Debt Service Coverage. The Guarantor shall at all times maintain a minimum Debt Service Coverage Ratio of at least 1.3 to 1.0.

                  (f) Fixed Charge Coverage. The Guarantor shall at all times maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.0."

                  (g) Liquidity. The Guarantor's Consolidated Balance Sheet for the Guarantor's Fiscal Years ending between the date hereof and the Expiration Date (as defined in the Reimbursement Agreement) and for the Guarantor's fiscal quarter ending immediately prior to the Expiration Date, shall reflect at least $7,500,000 in cash and cash equivalents.

         Section 4.15 Amendment of Bond Documents. The Guarantor will not amend, modify, supplement or terminate the Bond Documents, or any of them, or permit or consent to any such amendment, modification, supplementation or termination, without the Bank's prior written consent.


         Section 4.16 No Merger, Consolidation or Sale of Assets. The Guarantor will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another partnership or corporation or permit one or more other partnerships or corporations to consolidate with or merge into it without the prior written consent of the Bank. Notwithstanding the immediately preceding sentence, so long as no

Event of Default shall exist and be continuing hereunder, the Guarantor may incorporate itself (whether by consolidation with or merger into a corporation, or otherwise), provided that (i) the surviving or resulting entity (as the case may be) is a corporation incorporated under the laws of one of the states of the United States of America and, if not incorporated under the laws of the State of Tennessee is duly qualified to transact business in the State of Tennessee, (ii) such surviving or resulting corporation assumes in writing the obligations of the Guarantor under this Guaranty, (iii) immediately following the consummation of such consolidation, merger or other incorporation transaction, such surviving or resulting corporation is in compliance with each and every covenant set forth in Section 4.14 hereof, as evidenced to the Bank by an opinion of independent certified public accountants of recognized standing satisfactory to the Bank, and (iv) such surviving or resulting corporation furnishes to the Bank such additional agreements, certificates and legal opinions as the Bank may require.

         Section 4.17 Insurance. The Guarantor shall use its best efforts to maintain adequate medical malpractice liability insurance at a minimum of $1,000,000 per occurrence and $1,000,000 in the aggregate; and the Guarantor shall maintain, and cause each of the Guarantor's operating Subsidiaries to maintain, with responsible and reputable insurance companies or associations (a) insurance (including, without limitation, comprehensive general liability and hazard insurance insuring replacement value with respect to all of its properties) with respect to its properties and business, in such amounts, covering such risks and having deductibles, as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated or as otherwise is deemed acceptable by the Bank and (b) workmen's compensation and other insurance as may be required by law.

         Section 4.18 [Reserved].

         Section 4.19 No More Favorable Terms for Other Lenders. The Guarantor covenants and agrees that, with respect to its lending and credit relationships with Persons other than the Bank, the Guarantor will not agree or consent in writing to 'covenants, events of default and terms of repayment (including, without limitation, any obligations to purchase or repurchase evidences of Indebtedness) which are more favorable to such Person than the covenants, events of default and terms of repayment set forth herein; provided, however, that this covenant shall apply only to such lending and credit relationships in which the Guarantor is indebted, or has guaranteed or otherwise assured payment of Indebtedness of a third party, to such Person in an amount greater than $1,000,000, and shall not apply to either the refinancing of the interests of The Bank of

New York and C&S/Sovran Bank in the financing made pursuant to the Loan and Security Agreement or to the pledge by the Guarantor of one or more certificates of deposit to Third National Bank in Nashville in connection with such refinancing.

         Section 4.20 Liens on and Dispositions of Certain Property Interests.

                           (a) Liens. The Guarantor covenants and agrees that it
                  will not create, assume or suffer to exist any Lien (other than those in existence on the date hereof and consented to by the Bank) upon its right, title or interest in and to any of the Facilities, including, but not limited to, its rights, title or interest in, to and under the Master Lease or any of the separate Leases referred to in Section 1.01 of the Master Lease, or its leasehold interest in property created thereby, without the prior written consent of Bank, except for Liens for taxes or other governmental charges not yet due or that are being actively contested in good faith by appropriate proceedings, and Liens in favor of the agent and the lenders under the Loan and Security Agreement.

                           (b) Disposition of Certain Property Interests.
                  Notwithstanding the covenant set forth in Section 4.16 above, the Guarantor covenants and agrees that it will not sell, assign, convey, sublease or otherwise dispose of any of its interest in any of the Facilities, including, but not limited to, its rights, title or interest in, to and under the Master Lease or in any of the separate Leases referred to in Section
                  1.01 of the Master Lease, without the prior written consent of the Bank.

         Section 4.21 Indemnification. The Guarantor shall (to the fullest extent permitted by Applicable Law) indemnify the Bank and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from this Guaranty Agreement from any breach by the Guarantor of this Guaranty Agreement or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Guarantor shall reimburse the Bank and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including, without limitation, legal fees and expenses) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

                                  ARTICLE V

                                Subordination


         Section 5.1 Subordination. The Guarantor hereby agrees that all amounts owing from time to time to the Guarantor under the Management Agreements [and guaranty fees and other payments owing from time to time to the Guarantor under the Facility Guaranty Agreements], are subordinated in right of payment to the prior payment in full of all amounts now or hereafter owing under the Reimbursement Agreement, the Pledge Agreement, the Security Agreement, the Mortgage and the other Financing Documents, and under this Guaranty Agreement.

                                  ARTICLE VI

                         EVENTS OF DEFAULT; REMEDIES

         Section 6.1 Events of Default. The occurrence of any of the following events shall be an "Event of Default" hereunder:

         (a) any representation or warranty made by the Guarantor herein or in any certificate or financial or other written statement furnished by the Guarantor pursuant to this Guaranty Agreement shall prove to have been untrue or incomplete in any material respect when made; or

         (b) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 2.1, 4.9, 4.10, 4.11, 4.14, 4.15, 4.16, 4.19
or 4.20; or

         (c) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Guaranty Agreement other than those referred to in paragraph (b) of this Section 6.1, and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Guarantor by the Bank; or

         (d) any material provision of this Guaranty Agreement shall at any time for any reason cease to be valid and binding on the Guarantor or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the guarantor or any Governmental Authority having jurisdiction in the premises, or the Guarantor shall deny that it has any or further liability or obligation under this Guaranty Agreement; or

         (e) the Guarantor shall fail to pay when due and payable, after giving effect to any applicable grace period, the principal of or interest on any Indebtedness in an aggregate amount over $100,000 (excluding Indebtedness guaranteed under this Guaranty Agreement) or the maturity of any such Indebtedness shall have been accelerated or been required to be prepaid prior to the stated maturity thereof or any event shall have occurred and be continuing which with the passage of time or the giving of notice or both, would permit any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity, unless the Guarantor's obligation to pay, or the acceleration or required prepayment of, such Indebtedness is being contested or any right of set-off is being asserted by the Guarantor in good faith by appropriate proceedings and reserves in respect thereof deemed adequate by the Guarantor have been established on the books of the Guarantor in accordance with GAAP; or

         (f) a judgment or order for the payment of money shall be entered against the Guarantor by any court or a warrant of attachment or execution or similar process shall be issued or levied against property of the Guarantor, which in the aggregate exceeds $100,000 in value over any applicable issuance coverage or reserve previously established on the books of the Guarantor and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) consecutive days; or

         (g) (1) the Guarantor shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent, or (E) commence a voluntary case under the Federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or (2) if without the application, approval or consent of the Guarantor a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Guarantor or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Guarantor in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed, or pending and unstayed, for any period of sixty (60) days; or

         (h) an "event of default" shall occur under the provisions of the Revolver Agreement; or

         (i) (A) a Termination Event with respect to a Plan shall occur, (B) any Person shall engage in any Prohibited Transaction involving any Plan of the Guarantor or any Affiliate of the Guarantor, (C) an Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan of the Guarantor or any Affiliate of the Guarantor (D) the Guarantor or any Affiliate of the Guarantor shall be in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a Multiemployer Plan resulting from the Guarantor's or such the Guarantor Affiliate's complete or partial withdrawal (as described in Section 4203 and 4205 of ERISA) from such Plan, or (E) any other event or condition shall occur or exist with respect to a Single Employer Plan of the Guarantor or any Affiliate of the Guarantor except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject the Guarantor to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Materially Adverse Effect on the Guarantor.

         Section 6.2 Remedies. (a) Upon the occurrence of an Event of Default, the Bank may thereupon exercise such rights and remedies as may be provided in the Reimbursement Agreement, the Pledge Agreement, this Guaranty, the Mortgage and any other Financing Document by reason of such Event of Default in order to enforce the provisions of this Guaranty, with or without the simultaneous exercise of any other such right or remedy under said documents.

         (b) No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall shall be cumulative and shall be in addition to every other remedy given under this Guaranty Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right of power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Guaranty Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Guaranty Agreement should be breached by any party and thereafter duly waived by the other party so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No wavier, amendment, release or modification of this Guaranty Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Guaranty Agreement.

                                   ARTICLE VII

                                  Miscellaneous

         Section 7.1 When Obligations Arise. The obligations of the Guarantor hereunder shall arise absolutely and unconditionally upon the issuance by the Bank of the Letter of Credit to be issued pursuant to the Reimbursement Agreement.

         Section 7.2 Nature of Guarantor' Obligations. This Guaranty Agreement is a continuing obligation of the Guarantor and shall (i) be binding upon the Guarantor, its heirs, executors, personal representatives, successors and permitted assigns, and (ii) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided that the Guarantor may not assign all or any part of this Guaranty Agreement or the rights or obligations of the Guarantor hereunder without the prior written consent of the Bank; and, provided further, that unless the Bank shall agree in writing to release the Guarantor from its rights or obligations hereunder, no such assignment (whether or not consented to by the Bank) shall in itself relieve or release the Guarantor from its obligations hereunder.

         Section 7.3 Notices. All notices, requests and other communications hereunder shall be in writing and shall be given to the party to whom sent, addressed to it as follows:

If directed to the Bank:

         Societe Generale, New York Branch
         50 Rockefeller Plaza
         New York, New York 10020

If directed to the Guarantor:

         National HealthCorp L.P.
         City Center
         100 Vine Street
         Murfressboro, Tennessee 37130
         Attention: Richard F. LaRoche, Jr.
                       Senior Vice President and General Counsel

The Bank and the Guarantor may designate a different address to which such notices should be sent by giving the other written notice thereof. Each such notice, request or communication shall be effective (i) if given by mail, three
(3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address of the party to whom such notice is being delivered.

         Section 7.4 Bank's Right of Set-Off.

         (a) To the fullest extent permitted by law, upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Guarantor, or either of them, against any of the obligations of the Guarantor now or hereafter existing under this Guaranty Agreement, irrespective of whether the Bank shall have made any demand hereunder or thereunder and although such obligations may be unmatured.

         (b) The Bank agrees promptly to notify the Guarantor after any set-off and application, provided that the failure to give such notice shall not effect the validity of such set-off and application. Subject to the provisions of subsection (a), the rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         Section 7.5 Jurisdiction; Service of Process. The Guarantor agrees that any legal action or proceeding with respect to this Guaranty Agreement or to enforce any judgment obtained against the Guarantor, or against either of them, in connection with this Guaranty Agreement may be brought by the Bank in the courts of the State or in the United States District Courts which are located in the City of New York, or any other court to the jurisdiction of which the Guarantor or any of their respective properties is or may be subject. The Guarantor irrevocably submits to the jurisdiction of the courts of the State and of the United States District Courts located in the city of New York, and irrevocably waive any present or future objection to venue in any such court, and any present or future claim that any such court is an inconvenient forum, in connection with any action or proceeding relating to this Guaranty Agreement. Nothing herein shall effect the right of the Bank to serve process in any manner permitted by law or to bring any civil suit, action or proceeding against the Guarantor or their respective property in the courts of any jurisdiction in which venue may be granted.

         (b) For the purposes of any legal action or proceeding brought by the Bank with respect to this Guaranty, the Guarantor hereby irrevocably designates and appoints CT Corporation System, currently located at 1633 Broadway, New York, New York, 10019, as its authorized agent for service of process in the State of New York. The Bank shall for all purposes be entitled to treat such designee of the Guarantor as the authorized agent to receive for and on its behalf service of writs or summons or other legal process in the State of New York; delivery of such service to its authorized agent shall be deemed to be made when personally delivered to the agent or three (3) days after mailing by registered or certified mail addressed to such authorized agent. In the event that, for any reason, such agent or his successor shall no longer serve as agent of the Guarantor to receive Service or process in the State of Illinois, the Guarantor shall appoint a person in the State of New York as a successor so to serve and advise the Bank thereof so that at all times the partnership Guarantor will maintain an agent to receive service of process in the State of New York on its behalf with respect to this Guaranty Agreement. In the event that, for any reason, service of legal process cannot be made in the manner described above, such service may be made in such other manner as permitted by law.

         Section 7.6 Amendments. This Guaranty Agreement may be amended, and the Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed, only if the Guarantor shall first obtain the written consent of the Bank thereto. No course of dealing between the Guarantor and the Bank nor any delay in exercising any rights hereunder, shall operate as a waiver of any rights of the Bank hereunder.

         Section 7.7 Sole Judgment of the Bank. Unless otherwise specifically indicated, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty Agreement required to be satisfactory to the Bank, the determination of such satisfaction shall be made by the Bank in its sole and exclusive judgment exercised in good faith.

         Section 7.8 Severability. Any provision of this Guaranty Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization as to the remaining provisions hereof and shall not affect the validity, enforceability or legality of such provision in any other jurisdiction.

         Section 7.9 Headings. Section headings are included herein for convenience of reference only and shall not constitute a part of this Guaranty Agreement for any other purpose.

         Section 7.10 Governing Law. This Guaranty Agreement is intended to be performed in the State of New York, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

         Section 7.11 Exhibits. All Exhibits referred to herein are by this reference incorporated herein and made a part hereof.

         Section 7.12 Entire Agreement; Multiple Counterparts. This Guaranty Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 7.13 Time of the Essence. Time is of the essence of this contract.

         Section 7.14 Financing Documents. Guarantor has participated in the negotiation and preparation of the Financing Documents and has received execution copies of each.

         IN WITNESS WHEREOF, the Guarantor and the Bank have duly executed and delivered this Guaranty Agreement, or caused same to be duly exercised and delivered as of the date first above written.

                                    NATIONAL HEALTHCORP L.P., a
                                    Delaware limited partnership

                                    By:      NHC, Inc., a Tennessee
                                             corporation, as Managing General
                                             Partner

                                             By:  /s/
                                                  ------------------------
                                                  Title:

                                             Attest: /s/
                                                     ---------------------
                                                     Title:


                                    SOCIETE GENERALE,
                                             acting through its
                                             New York Branch

                                    By:  /s/
                                         ---------------------------------
                                         Title: VP